Exhibit 10.4

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this December 22, 2017, by and between USA Waste-Management Resources, LLC, for itself and on behalf of Waste Management, Inc. (“WMI”) and its subsidiaries and affiliated entities (collectively, the “Company”) and John J. Morris (the “Executive”).  Executive and the Company are referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, WMI and Executive are currently parties to that certain Employment Agreement, dated as of June 18, 2012, as amended from time to time (the “Prior Agreement”);

WHEREAS, pursuant to the Prior Agreement, Executive has been employed by the Company;

WHEREAS, the Parties hereto desire to amend and restate the Prior Agreement and to enter into this Agreement, which shall supersede and replace the Prior Agreement; and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, on the terms and conditions, and for the consideration, set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

1.                                      Employment.  The Company shall continue to employ Executive, and Executive shall continue to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.                                      Term of Employment.  The period of Executive’s employment under this Agreement shall begin on December 22, 2017, and may be terminated by either party pursuant to Section 5 below.  The period during which Executive is employed hereunder shall be referred to as the “Employment Period.”

3.                                      Duties and Responsibilities.

(a)                                 Executive is employed by USA Waste-Management Resources, LLC, an entity that provides employee services to WMI and to various subsidiaries and affiliated entities pursuant to one or more master services agreements. Executive shall perform such duties and services as may be assigned to Executive pursuant to such master services agreement. Executive’s employment and the Employment Agreement may be transferred or assigned to another subsidiary or affiliated entity.  Among other duties and responsibilities that may be assigned, Executive shall continue to serve as WMI’s Senior Vice President - Operations.  In such capacity, Executive shall continue to perform such duties and have the power, authority and functions consistent with such position, as may be deemed appropriate for the position and assigned to Executive from time to time by the Executive Vice President and Chief Operating Officer of WMI.

(b)                                 Executive shall devote substantially all his working time, attention and energies to the business of the Company, and its affiliated entities.  Executive may make and manage his personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 9 of this Agreement), be involved in charitable and professional activities, and, with the prior written consent of the Board of Directors of WMI (the “Board”) serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of his duties hereunder or create a conflict of interest (however, the Board does not typically allow officers to serve on more than one public company board at a time).

4.                                      Compensation and Benefits.

(a)                                 Base Salary.  During the Employment Period, the Company shall pay Executive a base salary at the annual rate of Six Hundred Thirty Four Thousand Dollars ($634,000) per year, or such rate as may be determined from time to time by the Management Development and Compensation Committee (“Compensation Committee”) of the Board (“Base Salary”).  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its executive officers. Base Salary shall not be reduced except by mutual agreement.

(b)                                 Annual Bonus.  During the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established by the Compensation Committee from time to time.  Executive’s target annual bonus under this Agreement will be Ninety Percent (90%) of his Base Salary in effect for such year (the “Target Bonus”), and his actual annual bonus may range from 0% to 180% of Base Salary (i.e., a maximum possible bonus of two times the Target Bonus), and will be determined based upon the achievement of certain corporate financial and/or performance goals, as may be established and approved from time to time by the Compensation Committee.  The annual bonus will be paid no later than March 15th of the year following the year with respect to which it was earned.

(c)                                  Benefit Plans and Vacation.  Subject to the terms of such plans, Executive shall be eligible to participate in or receive benefits under any profit sharing plan, salary deferral plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available by the Company to similarly situated executive officers of WMI. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan.

During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year.  Vacation not taken in the calendar year in which it is granted cannot be carried forward to any subsequent year.

(d)                                 Expense Reimbursement.  The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s customary practices applicable to executive officers.  The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year.  In no event shall any expense be reimbursed after the last day of the year following the year in which the expense was incurred.

(e)                                  Other Perquisites.  Executive shall be entitled to all perquisites provided to similarly situated executive officers of WMI, as approved by the Compensation Committee, and as they may exist from time to time.

5.                                      Termination of Employment.  Executive’s employment hereunder may be terminated during the Employment Period for any reason or no reason at all.  Upon any termination of employment for any reason, Executive shall immediately resign from all director memberships (including, without limitation, as a member of the Board), officer and other positions with WMI or any of its subsidiaries held by Executive at such time.

6.                                      Compensation Following Termination of Employment.

(a)                                 Severance Protection Plan.  During the Employment Period, Executive shall be a participant in the Waste Management Holdings, Inc. Executive Severance Protection Plan (the “Severance Plan”).  No change to the Severance Plan made after the date hereof that materially and adversely affects Executive’s rights and benefits under the Severance Plan shall be applicable to Executive without Executive’s express written consent.    For purposes of determining Executive’s entitlement to benefits under the Severance Plan or otherwise interpreting or construing Severance Plan terms (as applied to Executive), such terms shall be applied by their plain meaning and, if challenged by Executive, be subject to de novo review by the arbitrator described in Section 12 without any deference provided in favor of the Committee under Section 4 of the Severance Plan.

(b)                                 Certain Definitions.  Notwithstanding anything in the Severance Plan to the contrary, for purposes of Executive’s participation in the Severance Plan the following definitions shall apply:

(i)                                     “Cause” shall mean any of the following:  Executive’s (A) willful or deliberate and continual refusal to perform Executive’s employment duties reasonably requested by the Company after receipt of written notice to Executive of such failure to perform, specifying such failure (other than because of Executive’s sickness, illness or injury) and Executive’s failure to cure such nonperformance within ten (10) days of receipt of said written notice; (B) breach of any statutory or common law duty of loyalty to the Company; (C) conviction of, or plea of nolo contendre to, any felony; (D) willful or intentional cause of material injury to the Company, its property, or its assets; (E) disclosure or attempted disclosure to any unauthorized person(s) of the Company’s proprietary or confidential information; (F) material violation or a repeated and willful violation of the Company’s policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics (or any successor policy) then in effect; or (G) breach of any of the covenants set forth in Section 9 hereof.

(ii)                                  A termination for “Good Reason” means a resignation of employment by Executive by written notice (“Notice of Termination for Good Reason”) given to the Chief Executive Officer of WMI within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive’s express written consent, of any of the following circumstances: (A) the Company materially diminishes Executive’s core duties or responsibility for those core duties, so as to effectively cause Executive to no longer be performing the duties of his position (except in each case in connection with the termination of Executive’s employment for death, Total Disability (as defined in the Severance Plan), or Cause, or temporarily as a result of Executive’s illness or other absence); (B) in the event of the Company’s becoming a fifty percent or more subsidiary of any other entity, the Company materially diminishes the duties, authority or responsibilities of the person to whom Executive is required to report; (C) removal or the non-reelection of Executive from the officer position with the Company specified herein, or removal of Executive from any of his then officer positions; (D) the relocation of the geographic location of Executive’s principal place of employment by more than 50 miles from the location of Executive’s principal place of employment as of the date of this Agreement; (E) any material breach by the Company of any provision of this Agreement or the Severance Plan; or (F) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company under both this Agreement and the Severance Plan, resulting in a material negative change in the employment relationship.

(iii)                               A “Notice of Termination for Good Reason” shall mean a notice that shall indicate the specific termination provision or provisions relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason.  The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 6(d)(ii)(A) or (B), the date may be twenty (20) days after the giving of such notice.

(c)                                  Amount of Certain Severance Plan Payments.  Notwithstanding Section 8(a)(iii) of the Severance Plan, in the event that Executive becomes entitled to benefits under Section 8(a) of the Severance Plan, the cash bonus payments payable to Executive pursuant to Section 8(a)(iii) of the Severance Plan shall be payable at 100% of the maximum bonus, rather than the target bonus, for which Executive would be eligible in the absence of termination of employment.

7.                                      No Other Benefits or Compensation.  Except as may be provided under this Agreement, or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive’s employment termination or resignation, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such employment termination or resignation.

8.                                      No Mitigation.  In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9.                                      Protective Covenants.  In reliance upon Executive’s promise to abide by the various protective covenants and restrictions provided for below, the Company will continue to provide Executive with one or more of the following: (i) portions of the Company’s Confidential Information (through a computer password or other means) and updates thereto; (ii) authorization to communicate with customers and prospective customers, and other business relationship providers, to help Executive develop goodwill for Company; or (iii) authorization to participate in specialized training related to the Company’s business.  Executive agrees that each of Executive’s covenants in Section 9 of this Agreement (the “Protective Covenants”) is reasonable and necessary to protect a legitimate business interest of the Company, and that no one restriction or obligation (such as the confidentiality obligations) would be sufficient to protect the Company’s interests standing alone due to the variety of different interests involved, the difficulty of identifying and addressing a breach before irreparable harm has occurred, and the need to prevent irreparable harm.  Employee understands and agrees that one purpose of this Agreement is to enhance, maintain, and not diminish, all common law and contract protections that have been in effect for the parties concerning Confidential Information that Employee has received in the past.  In addition, Executive agrees that any and all rights Executive may have to incentive compensation, stock or stock-related compensation, and/or severance compensation, whether provided for in this Agreement or elsewhere, are provided in reliance upon Executive’s agreement to abide by and not challenge the validity of the Protective Covenants described below.

(a)                                 Company Property, Computer Systems, and Inventions.  All written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Company are the Company’s property.  Executive understands that access to the Company’s computer systems is authorized for activities that are consistent with the business purposes of the Company, that benefit the Company (consistent with Company policies and/or guidelines as they may be modified from time to time), and that do not knowingly cause harm to the Company.  The use of the Company computer systems to pursue a competing enterprise, or prepare to compete with the Company, is unauthorized and strictly prohibited.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours or not and whether on the Company’s premises or not) which relate to or are derived from the Company’s business, products, property, resources or services are the Company’s sole and exclusive property.  Executive does hereby grant and assign to the Company (or its nominee) Executive’s entire right, title and interest in and to all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, and ideas of commercial use or value that either: (i) relate to the Company’s business, or actual or demonstrably anticipated research or development activity of the Company; or (ii) are derived from, suggested by, or result of work performed for the Company, or were created, discovered, or conceived with the aid of Company property (“Company IP”).  While employed, and as necessary thereafter, Executive will assist Company to obtain patents or copyrights on Company IP, and will upon request execute all documents and otherwise cooperate in the Company’s efforts to obtain the copyrights, patents, licenses, and other rights and interests that would be necessary to secure for the Company the complete benefit of Company IP.  Executive will keep and maintain adequate and current written records of all improvements, processes, original works of authorship, derivative works, developments, concepts, ideas, discoveries, designs, know-how, trademarks, service marks, trade names, trade dress, improvements and trade secrets made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times To the extent state law where Executive resides requires it (such as under Cal. Lab. Code, § 2870, or comparable laws), Executive is notified that no provision in this Agreement requires Executive to assign any of rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates at the time of conception or reduction to practice of the invention, (A) to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.  This paragraph is intended to compliment and supplement, not replace, any additional written agreement(s) the parties may have regarding Company IP. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company property to the Company and shall not retain any copies of such property, in any form (tangible or intangible), without the express written consent of the Company.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patents or copyrights covering inventions or other rights assigned to the Company hereunder, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts or sign any documents to further the prosecution and issuance of letters patents and copyrights with the same legal force and effect as if executed by Executive.  By Executive’s signature on this Agreement, Executive designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions the Company considers necessary to protect its rights and interests in any Company IP.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any patents or copyrights resulting from any such application assigned hereunder to the Company.  Executive further agrees that he/she shall not, at any time hereafter, dispute, contest, or aid or assist others in disputing or contesting, either directly or indirectly, Company’s exclusive right, title, and interest in and to the Company IP and other proprietary rights therein claimed by the Company.

(b)                                 Confidential Information; Non-Disclosure.  Executive acknowledges that the business of the Company is highly competitive and that Executive’s position is one where the Company will provide Executive with access to “Confidential Information” relating to the business of the Company and its affiliates. Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive advantage.  Executive understands that it shall be his responsibility to handle and use “Confidential Information” in a manner that does not violate Company policies or knowingly cause harm to the Company.  Accordingly, during employment and for so long thereafter as the information remains qualified as “Confidential Information,” Executive agrees to maintain the confidentiality of “Confidential Information” and not to engage in any unauthorized use or disclosure of such information.

For purposes of this Agreement, “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the Company’s business that (i) the Company has not intentionally made public or authorized public disclosure of, and (ii) is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use, through proper means.  Confidential Information will not lose its protected status under this Agreement if it becomes known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Executive or another person. Confidential Information includes, but is not limited to: (i) Market Business Strategy (MBS) data, the Company Transformation Change processes, MBS Plans, Business Improvement Process (BIP), Fleet Planning, Public Sector Pro-formas, Letters of Intent, Route Manager and District Manager Training Programs, internal information regarding acquisition targets, divestiture targets, and mergers, Real Estate Market Area Analysis Mapping and Real Estate Owned and Leased Property Data and Reporting; (ii) Company’s business plans and analysis, customer and prospect lists; compilations of names and other individualized information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; marketing plans and strategies, research and development data, buying practices, human resource information and personnel files (including salaries of management level personnel), financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (iii) information about the business affairs of third parties (including, but not limited to, clients and acquisition targets) that such third parties provide to Company in confidence.

Confidential Information will include trade secrets, but an item of Confidential Information need not qualify as a trade secret to be protected by this Agreement.  Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Agreement.  Executive acknowledges that items of Confidential Information are Company’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company, and thus, should be treated as Company’s trade secrets.

(c)                                  Unfair Competition Restrictions.  Ancillary to the rights provided to Executive following employment termination, the Company’s provision of Confidential Information, specialized training, or goodwill support to Executive, and Executive’s agreements regarding the use of same, and in order to protect the value of any restricted stock, stock options, or other stock-related compensation, training, goodwill support and/or the Confidential Information described above, the Company and Executive agree to the following provisions against unfair competition.  Executive agrees that for a period of two (2) years following the termination of employment for any reason (“Restricted Term”), Executive will not, directly or indirectly, for Executive or for others, anywhere in the United States (including all parishes in Louisiana, and Puerto Rico), Canada, the United Kingdom, or the People’s Republic of China (the “Restricted Area”) do the following, unless expressly authorized to do so in writing by the Chief Executive Officer of WMI:

Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or was planning to be in the business of providing, at the time Executive was employed with the Company, and (ii) that Executive had involvement in or received Confidential Information about in the course of employment; the foregoing is expressly understood to include, without limitation, the business of the collection, transfer, recycling and resource recovery, or disposal of solid waste, hazardous or other waste, including the operation of waste-to-energy facilities.

During the Restricted Term, Executive cannot engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.

A failure to comply with the foregoing restrictions will create a presumption that Executive is engaging in unfair competition.  Executive agrees that this Section defining unfair competition with the Company does not prevent Executive from using and offering the skills that Executive possessed prior to receiving access to Confidential Information, confidential training, and knowledge from the Company.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against the pursuit of lawful employment in violation of any controlling state or federal laws.  Executive shall be permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Chief Executive Officer of WMI in writing to be of no material threat to the legitimate business interests of the Company.

(d)                                 Non-Solicitation of Customers.  For the Restricted Term, Executive will not, in person or through the direction or control of others, call on, service, or solicit competing business from a Covered Customer, or induce or encourage any such Covered Customer or other source of ongoing business to stop doing business with Company.  A “Covered Customer” is any Company customer (person or entity) for which Executive had business-related contact or dealings with, or received Confidential Information about, in the two (2) year period preceding the termination of Executive’s employment with the Company for any reason.

(e)                                  Non-Solicitation of Employees.  During Executive’s employment, and for the Restricted Term, Executive will not, in person or through the direction or control of others, call on, solicit, encourage, or induce any other employee or officer of the Company or its affiliates whom Executive had contact with, knowledge of, or association within the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

(f)                                   Non-Disparagement.  During Executive’s employment, and for the Restricted Term, Executive covenants and agrees that Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

(g)                                  Protected Communications.  Nothing in this Agreement (particularly nothing in Paragraphs 9(b) and (f) regarding non-disclosure and non-disparagement) prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law enforcement agency, requires advance notice or approval from the Company for such a report, or prohibits cooperating in an investigation conducted by such a government agency. In this context, a disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (“DTSA”) is allowed. The DTSA provides that (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.  In addition, nothing herein prohibits Executive from engaging in a disclosure of information that is required by law (such as by court order or subpoena).

10.                               Enforcement of Protective Covenants.

(a)                                 Termination of Employment and Forfeiture of Compensation.  Executive agrees that any breach by Executive of any of the Protective Covenants set forth in Section 9 during Executive’s employment with the Company shall be grounds for immediate employment termination of Executive for Cause , which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Executive.

In the event that Executive violates one of the Protective Covenants, (i) the Company shall have the right to immediately cease making any payments that it may otherwise owe to Executive, if any, under this Agreement, the Severance Plan or otherwise (ii) Executive will forfeit any remaining rights to payments or continuing benefits provided by this Agreement, if there are any, under this Agreement, the Severance Plan or otherwise and (iii) upon the Company’s demand, Executive will refund to the Company any severance benefits or amounts, plus interest, previously paid by Company to Executive pursuant to this Agreement, the Severance Plan or otherwise, less one thousand dollars ($1,000) which Executive shall be entitled to retain as fully sufficient consideration to support and maintain in effect any contractual obligations that Executive has to the Company prior to the refund, including the Release as defined herein.

(b)                                 Right to Injunction.  Executive acknowledges that a breach of a Protective Covenant set forth in Section 9 hereof will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate.  Therefore, in the event of any breach or anticipatory breach of a Protective Covenant by Executive, Executive and the Company agree that the Company shall be entitled to seek the following particular forms of relief, in addition to remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by the Company to pursue the remedies provided for in this Section of the Agreement to enforce the Protective Covenants.

(c)                                  Reformation of Covenants.  The Protective Covenants set forth in Section 9 constitute a series of separate but ancillary covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country.  If in any judicial proceeding, a court shall hold that any of the Protective Covenants set forth in Section 9 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to provide for a restriction with the maximum time, geographic, or occupational limitations permitted by such laws to protect the Company’s business interests.   Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

(d)                                 Survival.  Executive and the Company further agree that the protective Covenants set forth in Section 9 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the Protective Covenants.  The Protective Covenants will survive the termination of Executive’s employment with Company, regardless of the cause of the termination.  If Executive violates one of the Protective Covenants for which there is a specific time limitation, the time period for that restriction will be extended by one day for each day Executive violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give Company the full benefit of the bargained-for length of forbearance.  If Executive becomes employed with an affiliate of the Company without signing a new agreement, the affiliate will step into Company’s position under this Agreement, and will be entitled to the same protections and enforcement rights as the Company.

11.                               Indemnification.

(a)                                 Indemnification Agreement.  In the event that Executive and WMI (or an affiliate of WMI) are party to a separate indemnification agreement (the “Indemnification Agreement”) that is in effect at such time, the terms of such Indemnification Agreement shall govern Executive’s and the Company’s rights and obligations relating to indemnification, except to the extent the provisions of Section 11(b) are materially more favorable to Executive than the Indemnification Agreement.  In the event no such Indemnification Agreement is in effect or the terms of Section 11(b) are materially more favorable to Executive, the provisions of Section 11(b) shall apply.

(b)                                 Other Rights to Indemnification.  Company shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan.  This provision includes the obligation and undertaking of Executive to reimburse the Company for any fees advanced by the Company on behalf of Executive should it later be determined that Executive was not entitled to have such fees advanced by the Company under Delaware law.  The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other officers and directors.

12.                               Arbitration.  The parties agree that any dispute relating to this Agreement, or to the breach of this Agreement, arising between Executive and the Company shall be settled by arbitration in accordance with the Federal Arbitration Act and the commercial arbitration rules of the American Arbitration Association (“AAA”), or any other mutually agreed upon arbitration service; provided, however, that temporary and preliminary injunctive relief to enforce the covenants contained in Section 9 of this Agreement, and related expedited discovery, may be pursued in a court of law to provide temporary injunctive relief pending a final determination of all issues of final relief through arbitration.  The arbitration proceeding, including the rendering of an award, shall take place in Houston, Texas, and shall be administered by the AAA (or any other mutually agreed upon arbitration service).  The arbitrator shall be jointly selected by the Company and Executive within thirty (30) days of the notice of dispute, or if the parties cannot agree, in accordance with the commercial arbitration rules of the AAA (or any other mutually agreed upon arbitration service).  All fees and expenses associated with the arbitration shall be borne equally by Executive and the Company during the arbitration, pending final decision by the arbitrator as to who should bear fees, unless otherwise ordered by the arbitrator.  The arbitrator shall not be authorized to create a cause of action or remedy not recognized by applicable state or federal law.  The arbitrator shall be authorized to award final injunctive relief.  The award of the arbitrator shall be final and binding upon the parties without appeal or review, except as permitted by the arbitration laws of the State of Texas.  The award, inclusive of any and all injunctive relief provided for therein, shall be enforceable through a court of law upon motion of either party.

13.                               Withholding of Taxes.  The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

14.                               Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.  Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15.                               Assignment.  This Agreement shall inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.  Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of Executive, and Executive’s heirs, representatives, and successors.  This Agreement shall not be assignable by Executive (but any payments due hereunder which would be payable at a time after Executive’s death shall be paid to Executive’s estate).

16.                               Entire Agreement; Amendment.  This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment by the Company; provided, however, that if all or any material part of the Protective Covenants provided for in this Agreement are deemed void or unenforceable, then any prior agreement between the parties covering the same or substantially similar restrictions on Executive (such as, but not limited to the Company’s prior Employment Agreement(s) or Loyalty and Confidentiality Agreement with Executive) shall resume effect to the extent necessary to maintain protection of the Company’s legitimate protectable interests covered by the Protective Covenants.  This Agreement may not be amended except by a written agreement signed by both parties.  No material term or obligation of a party may be waived except through written agreement by the party with the authority to enforce such right or obligation.

17.                               Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.  The parties agree that any legal action arising from this Agreement that is not required to be resolved through arbitration pursuant to Section 12 must be pursued in a court of competent jurisdiction that is located in Houston, Texas.

18.                               Notices.  Any notice, consent, request, or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:	USA Waste-Management Resources, LLC
1001 Fannin
Houston, Texas 77002
Attention: Chief Legal Officer

To Executive:	At the address for Executive on file with the Company.

19.                               Miscellaneous.

(a)                                 Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)                                 Severability.  Subject to Section 10 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)                                  Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)                                 Rules of Construction.  Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

20.                               Section 409A.

(a)                                 Compliance and Exemption.  It is intended that the payments and benefits provided under this Agreement shall be exempt from or comply with the application of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  This Agreement shall be construed, administered and governed in a manner that affects such intent.  Specifically, any taxable benefits or payments provided under this Agreement are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the “involuntary separation pay” exclusion from Section 409A, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if Executive is a “specified employee,” as determined by WMI, as of his Termination Date, then all amounts due under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if Executive dies during such six-month period, within 90 days after Executive’s death).

(b)                                 Reimbursements and In-Kind Benefits.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  Six Month Delay Period.  Notwithstanding any provision to the contrary in this Agreement, if Executive is determined by WMI on the date of Executive’s separation from service to be a “specified employee” within the meaning of Section 409A(a)(2)(B), and the stock of the Company is publicly traded, then the payments specified as being subject to this Section 20 shall not be made or provided to the extent required by Section 409A until the later of (A) the payment date set forth in this Agreement or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of Executive’s separation from service within the meaning of Section 409A, (ii) the date of Executive’s death, or (iii) such other date that complies with, or is exempt from, the requirements of Section 409A (the “Delay Period”).  Payments subject to the Delay Period shall be paid to Executive without interest for such delay in payment.  All other payments and benefits due under this Agreement that are not subject to the foregoing shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)                                 Substitution.  To the extent any payment or benefit payable under this Agreement is considered a substitution of previously forfeited or relinquished deferred compensation under Treas. Reg. Section 1.409A-3(f), the payment or benefit payable under this Agreement shall be paid at the same time and on the same schedule that the original deferred compensation would have been paid, unless an exemption applies.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the date first set forth above and effective as set forth therein.

JOHN J. MORRIS
(“Executive”)

/s/ John J. Morris
John J. Morris

[Signature Page to Amended and Restated Employment Agreement]

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the date first set forth above and effective as set forth therein.

USA WASTE-MANAGEMENT RESOURCES, LLC (The “Company”)

By:	/s/ Courtney A. Tippy
Courtney A. Tippy
Vice President and Secretary

[Signature Page to Amended and Restated Employment Agreement]